UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 12, 2013 (December 11, 2013)

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

810 Seventh Avenue, 35th Floor, New York, New York, 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on June 13, 2013, Delcath Systems, Inc. (the “Company”) was notified by The NASDAQ Stock Market (“NASDAQ”) that for 30 consecutive trading days preceding the date of such notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The Company was given until December 10, 2013 to regain compliance with the Minimum Bid Price Rule. On December 11, 2013, since the Company met the initial listing criteria (with the exception of the Minimum Bid Price Rule) and had provided written notice of its intention to cure the deficiency, NASDAQ granted the Company an additional 180 calendar day period, or until June 9, 2014, to regain compliance with the Minimum Bid Price Rule. To do so, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive trading days prior to that date.

Item 8.01. Other Events.

On December 12, 2013, the Company filed a preliminary proxy statement related to a reverse stock split. The Board of Directors of the Company believes that a reverse stock split is a potentially effective means for the Company to regain and maintain compliance with NASDAQ Marketplace Rules and to avoid, or at least mitigate, the likely adverse consequences of the Company’s common stock being delisted from The NASDAQ Capital Market by increasing the bid price of the Company’s common stock. There can be no assurance that the Company will obtain stockholder approval for a reverse stock split or, if such approval is obtained, that the Board of Directors of the Company will elect to effect a reverse stock split. In addition, there can be no assurance that a reverse stock split will cause the Company to regain compliance with the Minimum Bid Price Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: December 12, 2013	By:	/s/ Peter J. Graham
Name: Peter J. Graham
Title: Executive Vice President,
General Counsel